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                                                                    Exhibit 99.1


                                                     Juniper Research Limited
                                                     Century House
                                                     Priestley Road
(JUNIPER RESEARCH LOGO)                              Basingstoke
                                                     Hampshire
                                                     England RG24 9RA

                                                     Tel: +44 (0) 1256 830002
                                                     Fax: +44 (0) 8707 622426

                                                     www.juniperresearch.com


WiderThan
17F, K1 REIT Bldg. 463
Chungjeong-ro 3-ga
Seodaemun-gu
Seoul 120-709 Korea

Re: Notification of Inclusion in Prospectus


We hereby consent to the use of our name in connection with data and growth projections regarding Mobile Entertainment, namely Mobile Music, Mobile Sport & Infotainment and Mobile Games and to the use of the data and portions therof in the prospectus.

Whilst information, advice or comment is believed to be correct at the time of publication, the publisher cannot accept any responsibility for its completeness or accuracy. Accordingly, the publisher, author or distributor shall not be liable to any person or entity with respect to any loss or damage caused or alleged to be caused directly or indirectly by what is contained in or left out of the publication.

Dated the 2(nd) day of November 2005.


Juniper Research Limited


By: /s/ Michele Ince
    ----------------------------
    Michele Ince
    General Manager